EXHIBIT 99.1

135 East Maumee Street	Adrian, Michigan 49221	pavilionbancorp.com

MEDIA RELEASE

For Immediate Release--December 16, 2005

Contact:	Douglas L. Kapnick, Chairman of the Board Pam Fisher, Corporate Secretary Tel: (517) 266-5054 pfisher@pavilionbancorp.com

Pavilion Bancorp Announces Fourth Quarter Cash Dividend

ADRIAN, MI: The Board of Directors of Pavilion Bancorp, Inc., the parent company of the Bank of Lenawee, has announced a cash dividend of $0.24 per share on the common stock payable January 31, 2006 to shareholders of record on January 16, 2006.

About Pavilion Bancorp, Inc.
Pavilion Bancorp, Inc. is the parent company of Bank of Lenawee. Pavilion Bancorp, Inc. is traded on the OTC Bulletin Board under the symbol PVLN. Stifel Nicolaus, of Dublin, Ohio, is the primary market maker in the stock. Investor relations information is available at pavilionbancorp.com.